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                             ARTICLES OF RESTATEMENT

                                     OF THE

                            ARTICLES OF INCORPORATION

         FIRST UNION RESIDENTIAL SECURITIZATION TRANSACTIONS, INC.

         FIRST: The name of the corporation is First Union Residential Securitization Transactions, Inc.

         SECOND: The articles of incorporation are amended and restated to read as set forth in Exhibit A attached hereto.

         THIRD: The amended and restated articles of incorporation contain amendments to the articles of incorporation requiring shareholder approval.

         FOURTH: The amended and restated articles of incorporation were adopted effective August 1, 1996, by the unanimous consent of the holder of the one hundred (100) issued and outstanding shares of capital stock of the corporation.

Dated: August 12, 1996

                                   FIRST UNION RESIDENTIAL SECURITIZATION
                                             TRANSACTIONS, INC.

                                    By: /s/ Robert L. Andersen
                                       ------------------------------
                                          Robert L. Andersen
                                          Senior Vice-President



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                                                                       EXHIBIT A

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
            FIRST UNION RESIDENTIAL SECURITIZATION TRANSACTIONS, INC.

         1. The name of the corporation is First Union Residential Securitization Transactions, Inc.

         2. The limited purposes of the corporation are to engage in the following activities:

         A. To acquire, own, hold, service, sell, transfer, assign, pledge, finance, refinance, and otherwise deal with and in: (i) loans, installment sale agreements, credit agreements or similar instruments or agreements secured by mortgages, deeds of trust or similar instruments creating first or junior priority liens on, or security interests in, fee leasehold or other interests in residential real property, whether or not completed or performing or shares issued by corporations or partnerships formed for the purpose of cooperative ownership of any such real property, together with all related personal property (collectively, "Mortgage Loans"); (ii) certificates, participation interests or other instruments (including Notes and Certificates, as defined below) that evidence interests in, or that are secured by, Mortgage Loans, Notes or Certificates (collectively, "MBS"); and (iii) any property or rights in property, or agreements or rights in agreements, pertaining to or securing Mortgage Loans or MBS (collectively, together with the Mortgage Loans and MBS, "Mortgage Assets");

         B. To authorize, offer, issue, sell, transfer or deliver, or participate in the authorization, offering, issuance, sale, transfer or delivery of, participation certificates or other evidence of interests in, among other assets, Mortgage Assets ("Certificates");

         C. To authorize, offer, issue, sell, transfer or deliver, bonds, notes or other evidence of indebtedness secured by Mortgage Assets ("Notes"), provided, however, that the corporation shall have no liability on any Notes except to the extent of the Mortgage Assets securing such Notes and any customary indemnification and repurchase obligations;

         D. To hold, and enjoy all of the rights and privileges as a holder of, any of the Notes or Certificates;

         E. To negotiate, authorize, execute, deliver, assume the obligation under, and perform, any agreement or instrument or document relating to the activities set forth in paragraphs A through D above, including, but not limited to, any trust agreement, sales and servicing agreement, pooling and servicing agreement, indenture, reimbursement agreement, credit support agreement, mortgage loan purchase agreement, indemnification agreement,



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placement agreement or underwriting agreement; and

         F. To engage in any activity and to exercise any powers permitted to corporations under the laws of the State of North Carolina that are related or incidental to the foregoing and necessary, suitable or convenient to accomplish the foregoing.

         3. The corporation shall have the authority to issue 100 shares of common stock with a par value of $1.00 per share. No holder of shares of any class of stock of the corporation shall have any pre-emptive or preferential right to purchase or to subscribe to (i) any shares of any class of the corporation, whether now or hereafter authorized; (ii) any warrants, rights or options to purchase any such shares; or (iii) or any securities or obligations convertible into any shares or into warrants, rights or options to purchase any such shares.

         4. The corporation shall at all times have at least one (1) director (the "Independent Director") who is not (i) a director, officer or employee of any affiliate of the corporation other than a special purpose affiliate; (ii) a person related to any director, officer or employee of any affiliate of the corporation other than a special purpose affiliate; (iii) a holder (directly or indirectly) of more than 5% of any voting securities of any affiliate of the corporation; or (iv) a person related to a holder (directly or indirectly) of more than 5% of any voting securities of any affiliate of the corporation.

         For the purposes of these articles of incorporation, including particularly this Article 4, the following terms shall have the meanings given below.

                  (i) An "affiliate" of a specified person shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified person.

                  (ii) The term "control" (including the terms "controlling," "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that a person shall not be deemed to control another person solely because he or she is a director of such other person.

                  (iii) The term "person" shall mean any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group deemed to be a person pursuant to Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                  (iv) The term "special purpose affiliate" shall mean an affiliate of the corporation (a) that does not control the corporation, (b) that is organized pursuant to a certificate of incorporation or comparable instrument (the "charter") that requires there to be



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at least one director or comparable member of the governing body of such affiliate who meets a test for independence set forth in the charter and without whose affirmative vote certain specified actions may not be undertaken by such affiliate and (c) that is authorized to engage in only a limited range of activities.

         5. Without the affirmative vote of a majority of the members of the board of directors of the corporation (which must include the affirmative vote of the Independent Director), the corporation shall not (i) dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent; (ii) consent to the institution of bankruptcy or insolvency proceedings against it; (iii) file a petition seeking or consent to reorganization relief under any applicable federal or state law relating to bankruptcy; (iv) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the corporation or a substantial part of its property; (v) admit in writing its inability to pay its debts generally as they become due; or (vi) take any corporate action in furtherance of the actions set forth in clauses (i) through (v) of this Article 5.

         6. These articles of incorporation or any provisions hereof may be amended, altered or repealed in any particular only pursuant to a unanimous vote of the full board of directors and the Independent Director must specifically approve and authorize such amendment, alteration or repeal.

         7. The corporation shall be operated observing the following principles:

         A. The corporation's assets will not be commingled with those of any affiliate of the corporation;

         B. The corporation will maintain separate corporate records and books of account from those of any affiliate of the corporation;

         C. The corporation has provided and will provide for its operating expenses and liabilities from its own funds; and

         D. The corporation will engage in transactions with affiliates only on terms and conditions comparable to transactions as they would be undertaken on an arm's length basis with unaffiliated persons.



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                              ARTICLES OF AMENDMENT

                                     OF THE

                            ARTICLES OF INCORPORATION

                                       OF

            FIRST UNION RESIDENTIAL SECURITIZATION TRANSACTIONS, INC.

         FIRST: The name of the corporation is First Union Residential Securitization Transactions, Inc.

         SECOND: The articles of incorporation are amended as follows:

         (a) Article 5 of the articles of incorporation shall be amended in its entirety to read as follows:

              5. Without the unanimous vote of the members of the board of directors of the corporation, the corporation shall not (i) dissolve or liquidate, in whole or in part, or institute proceedings to be adjudicated bankrupt or insolvent; (ii) consent to the institution of bankruptcy or insolvency proceedings against it; (iii) file a petition seeking or consent to reorganization relief under any applicable federal or state law relating to bankruptcy; (iv) consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the corporation or substantial part of its property; (v) admit in writing its debts generally as they become due; or (vi) take any corporate action in furtherance of the actions set forth in clauses (i) through (v) of this
     Article 5.

              (b) The following Article 8 shall be added immediately following
Article 7:

         8. The corporation shall not issue, assume, pledge or guarantee any liability, other than administrative expenses of the corporation, unless such liability is approved in writing by the nationally recognized statistical rating agencies that have rated any outstanding Notes or Certificates.

         THIRD: The foregoing amendments to articles of incorporation require shareholder approval.

         FOURTH: The foregoing amendments were adopted effective August 22, 1996, by



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the unanimous consent of the holder of the one hundred (100) issued and outstanding shares of capital stock of the corporation.

Dated: August 22, 1996

                                      FIRST UNION RESIDENTIAL SECURITIZATION
                                                     TRANSACTIONS, INC.

                                       By:   /s/ Keith D. Lembo
                                          ----------------------------------
                                                 Keith D. Lembo
                                                 Senior Vice-President